EXHIBIT 10.10 – Contract with Allen Kramer

CONTRACT

This contract entered into this 11th day of January 2007.

Whereas East Fork Biodiesel, LLC(EFB) desires to protect its investment in the 60 M gal. per year biodiesel plant being constructed for EFB by REG, Inc.

Whereas EFB needs to develop and install a natural gas pipeline from the TBS to be installed for this purpose to the wall of the boiler building at the biodiesel plant site.

Therefore, EFB agrees to hire board member, Allen Kramer to watch over the best interests of EFB by obtaining bids, selecting the best bid and completing a contract with a natural gas pipeline builder and management firm and reporting back to the Board as needed to ensure the best interests of EFB.

For this service, EFB agrees to pay the sum of $40 per hour for each hour spent conducting this service as well as any travel expenses at the established Board rate.

Allen Kramer accepts this responsibility and will issue monthly statements to include time and expenses and well as reporting to the Board by communicating with the President or during Board meetings.

For East Fork Biodiesel, LLC	Allen Kramer

Kenneth M. Clark President